Exhibit 99.1

C&D Technologies Reports Fiscal 2012 First Quarter Results

•	Margins up year-over-year

•	Net loss significantly reduced from prior year

•	$3.3 million of Adjusted EBITDA generated

BLUE BELL, Pa., June 8, 2011 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (OTC: CHHP), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (or “UPS”) systems, utility and other high reliability applications, today announced financial results for the first quarter of fiscal 2012, ended April 30, 2011.

First quarter revenues were $88.3 million up 4 percent compared to $84.7 million in the first quarter of fiscal 2011. Revenues in the quarter reflect strong demand in Asia and Europe, as well as an increase in the average quarterly cost of lead compared to the average cost of lead in the year ago quarter. These increases were partially offset by a reduction in North American volumes, primarily driven by weakness in the Company’s original equipment manufacturer (OEM) UPS market. Revenues in the first quarter were sequentially down from $98.7 million in the fourth quarter of fiscal 2011 as a result of previously announced expected lower sales in Asia due to timing of shipments under the Agriculture Bank of China contract and lower sales volume in the Americas OEM UPS market.

Gross profit in the first fiscal quarter was up 28 percent from a year ago to $12.8 million. Gross margins in the first quarter of fiscal 2012 were 14.5%, up from 11.8% in the comparable year ago period and down sequentially from 17.4% in the fourth quarter of fiscal 2011. Gross margins expanded versus the prior year as a result of increased volume in Asia, customer and product mix improvements and pricing. Margins were down on a sequential basis as a result of lower Asia and North American sales volume and higher lead costs.

Selling, general and administrative expenses of $10.4 million in first fiscal quarter of fiscal 2012 were $1.2 million higher than the comparable year ago quarter as a result of approximately $0.6 million in severance expenses associated with Corporate headcount reductions and higher warranty costs. On a sequential basis, selling, general and administrative costs were down $0.5 million from the previous quarter.

For the quarter, the Company reported income from operations of $0.8 million, a significant improvement compared to operating losses of ($1.0) million in the first quarter of fiscal 2011 but a reduction from $4.2 million in the fourth quarter of fiscal 2011. For the quarter, the Company reported a net loss of ($0.6) million or ($0.04) per diluted share, compared to a net loss of ($5.6) million, or ($5.42) per diluted share in the first quarter of fiscal 2011 and net income of $6.6 million, or $0.92 per diluted share on a sequential basis. The reduction in net loss from the prior year is driven by significantly improved operating and margin performance as well as the benefit from lower interest expense following the Company’s fourth quarter fiscal 2011 debt for equity exchange. The reduction of the sequential net income is primarily a result of recognition of a book gain in the fourth quarter from the Company’s debt for equity exchange of $12.0 million offset by other expenses associated with the Company’s recapitalization and refinancing efforts of approximately $5.3 million. Adjusted EBITDA for the first quarter of fiscal 2012 was $3.3 million as compared to $1.6 million in the comparable period a year ago and $6.7 million sequentially.

Commenting on the quarter, Dr. Jeffrey A. Graves, President and CEO said, “Our first quarter results were generally in line with our expectations. As we had indicated when releasing our year end results, we expected to report lower revenues this quarter given the timing of shipments under a large contact in Asia and the impact of Chinese New Year shutdowns, as well as historical seasonality in North American Telecom buying patterns as new budgets were released throughout the quarter. As we move into the second quarter of fiscal 2012 we expect to see revenues rebound from this base in both of these key geographic markets, as our core markets in Asia continue to expand and the recovery in North America continues, although at a much slower pace. In addition to these market dynamics, following two years of development efforts, in the second quarter we will be launching an exciting new 2V product family for wireless telecom and renewable energy applications, that will combine the demanding quality and performance characteristics that our customers expect of C&D products, while being cost competitive in the marketplace. This expansion of our 2V product family complements our new 12 volt ‘true front access’ battery family that we have introduced over the last year, positioning C&D with one of the broadest and most modern product offerings for wireless telecom in the world. These products are essential to the global wireless network expansions required to support the growing use of ‘smart phones’ and tablets by both individual consumers and businesses alike. We also expect further product announcements in the coming quarters reflecting the benefits of our aggressive R&D efforts over the last several years.” Dr. Graves concluded, “In addition to these developments in North America, with our new products reaching full implementation in our Asian plant in the second quarter, we expect further growth from customer project awards related to core UPS and telecommunications business in Asia during the second half of the year.”

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided additional measures of its operating results, net income and earnings per share, which principally exclude certain costs and expenses related to both the Company’s operational and financial restructuring plans. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three month periods ended April 30, 2011, April 30, 2010 and January 31, 2011 follows:

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA RECONCILIATION

(Dollars in thousands)

(UNAUDITED)

	Three months ended April 30,		Three Months Ended January 31,
	2011	2010	2011
Net (loss) income	$(625)	$(5,604)	$6,583
Interest expense, net	1,231	3,348	2,895
Income tax provision	66	394	32
Depreciation and amortization	2,556	2,614	2,567
Gain on debt to equity exchange	—	—	(12,050)

EBITDA	3,228	752	27

Other expenses associated with debt to equity exchange	—	—	5,353
Non-cash stock expense	231	260	137
Foreign exchange	(340)	(52)	142
Environmental charges closed facilities	110	664	616
Restructuring charges	97	—	455

Adjusted EBITDA	$3,326	$1,624	$6,730

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com/.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2011. We caution you not to place undue reliance on these forward-looking statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended April 30,
	2011	2010
NET SALES	$88,311	$84,703
COST OF SALES	75,507	74,725

GROSS PROFIT	12,804	9,978

OPERATING EXPENSES:
Selling, general and administrative expenses	10,435	9,222
Research and development expenses	1,595	1,788

OPERATING INCOME (LOSS)	774	(1,032)

Interest expense, net	1,231	3,348
Other (income) expense, net	(120)	736

LOSS BEFORE INCOME TAXES	(337)	(5,116)
Income tax provision	66	394

NET LOSS	(403)	(5,510)
Net income attributable to non-controlling interests	222	94

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(625)	$(5,604)

Loss per share:
Basic and Diluted:
Net loss	$(0.04)	$(5.42)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(UNAUDITED)

	April 30, 2011	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,456	$3,708
Restricted cash	120	—
Accounts receivable, less allowance for doubtful accounts of $830 and $981	63,009	61,188
Inventories	79,601	80,772
Deferred taxes	257	251
Other current assets	4,424	4,508

Total current assets	152,867	150,427

Property, plant and equipment, net	86,636	86,891
Deferred income taxes	250	249
Intangible and other assets, net	13,455	13,726

TOTAL ASSETS	$253,208	$251,293

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$2,607	$2,596
Accounts payable	35,366	39,477
Accrued liabilities	12,861	13,847
Deferred income taxes	27	97
Deferred revenue	2,489	3,588
Other current liabilities	6,482	5,955

Total current liabilities	59,832	65,560

Deferred income taxes	99	98
Long-term debt	39,041	32,934
Long-term debt – related party	20,000	20,000
Other liabilities	39,831	39,169

Total liabilities	158,803	157,761

Equity:
Common stock, $.01 par value, 25,000,000 shares authorized; 15,306,936 and 15,306,915 shares issued and 15,196,563 and 15,196,542 outstanding at April 30, 2011 and January 31, 2011, respectively	153	153
Additional paid-in capital	202,581	202,350

Treasury stock, at cost, 110,373 shares at April 30, 2011 and January 31, 2011	(39,200)	(39,200)
Accumulated other comprehensive loss	(42,661)	(43,489)
Accumulated deficit	(39,105)	(38,480)

Total stockholders’ equity attributable to C&D Technologies, Inc.	81,768	81,334
Non-controlling interest	12,637	12,198

Total equity	94,405	93,532

TOTAL LIABILITIES AND EQUITY	$253,208	$251,293

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Three months ended April 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(403)	$(5,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	231	230
Depreciation and amortization	2,556	2,614
Amortization of debt acquisition and discount costs	132	1,274
Deferred income taxes	(72)	384
Changes in assets and liabilities:
Accounts receivable, net	(1,030)	(3,798)
Inventories	1,766	1,871
Other current assets	136	(563)
Accounts payable	(5,313)	(1,199)
Accrued liabilities	(988)	776
Book overdraft	835	(3,015)
Income taxes payable	(119)	39
Other current liabilities	(871)	557
Other liabilities	1,463	638
Other long-term assets	(21)	(38)
Other, net	(1,099)	(189)

Net cash used in continuing operating activities	(2,797)	(5,929)
Net cash used in discontinued operating activities	—	(7)

Net cash used in operating activities	(2,797)	(5,936)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(1,311)	(3,871)
(Increase) decrease in restricted cash	(120)	47

Net cash used in investing activities	(1,431)	(3,824)

Cash flows from financing activities:
Borrowings on line of credit facility	21,052	29,288
Repayments on line of credit facility	(15,092)	(37,551)
Repayment of debt	(25)	(66)
Proceeds from new borrowings	15	20,083
Financing cost of long term debt	(106)	(1,771)

Net cash provided by financing activities	5,844	9,983

Effect of exchange rate changes on cash and cash equivalents	132	6

Increase in cash and cash equivalents	1,748	229
Cash and cash equivalents, beginning of period	3,708	2,700

Cash and cash equivalents, end of period	$5,456	$2,929